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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14/Amendment No. 45 to Registration Statement No. 333-71349/811-09215 on Form N-6 of our report dated March 24, 2008, relating to the financial statements of each of the Investment Options of MetLife of CT Fund UL III for Variable Life Insurance appearing in the Prospectus, and to the use of our report dated March 26, 2008 (May 14, 2008, as to Note 20 and October 29, 2008, as to Note 21) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) appearing in the Statement of Additional Information, which are part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida
October 29, 2008